                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Shoney's, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

FOR IMMEDIATE RELEASE                             CONTACT:  SHONEY'S, INC.
                                                            W. Craig Barber
                                                            (615) 231-2385


                           SHONEY'S, INC. ANNOUNCES
                      SPECIAL SHAREHOLDER MEETING DATE;
                             LITIGATION DISMISSED

NASHVILLE, TENN, July 22, 1997--Shoney's, Inc. announced today that a special committee of the Board of Directors, on behalf of the Board, has set September 25, 1997, as the date for a special shareholder meeting. The special meeting was called in response to a shareholder demand representing more than 10% of the outstanding shares of common stock. The Company announced that the special committee set the close of business on August 11 as the record date to determine shareholders eligible to vote at the special meeting.

     The Company also announced that, as a result of the special committee's action, it had entered into an agreement to settle the outstanding litigation between the Company and Raymond and Betty Schoenbaum. As part of the agreement, the Schoenbaum group has concurred in the special meeting date, outstanding litigation filed by both parties has been dismissed without prejudice and an order to that effect has been entered by the Court.

     Shoney's, Inc. Chairman and CEO C. Stephen Lynn said, "We have followed an orderly process pursuant to our bylaws to establish the meeting date. We are pleased to end the diversion of time and resources caused by this litigation and look forward to giving all shareholders a full opportunity to consider our views in connection with the special meeting."

     CERTAIN ADDITIONAL INFORMATION: Shoney's, Inc. (the "Company") will be soliciting proxies against the director nominees of Raymond D. Schoenbaum and Betty J. Schoenbaum and other shareholder proposals by such persons. The following individuals may be deemed to be participants in the solicitation of proxies by the Company and as of June 1, 1997 beneficially own the number of shares of common stock par value one dollar ($1.00) as indicated: C. Stephen Lynn, Chairman of the Board, Chief Executive Officer and President, 385,500 shares; Robert M. Langford, Senior Executive Vice President and Chief Operating Officer, 15,000 shares; W. Craig Barber, Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer, 92,859 shares; F. E. McDaniel, Jr., Senior Vice President, Secretary and Treasurer, 11,761 shares; Gregory A. Hayes, Senior Vice President and Corporate Controller, 8,565 shares; Betty J. Marshall, Senior Vice President -- Corporate Communications and Community Relations, 11,864 shares; David Jordan, Senior Vice President -- Business Development, 6,000 shares; Dennis C. Bottorff, Director, 18,000 shares; Carole F. Hoover, Director, 2,400 shares; Victoria B. Jackson, Director, 4,094 shares; Jeffry F. Schoenbaum, Director, 583,192 shares; B. Franklin Skinner, Director, 3,500 shares; and Cal Turner, Jr., Director, 28,000 shares. The Company has retained Salomon Brothers Inc ("Salomon") to act as financial advisor in connection with the proxy solicitation. Salomon will not receive any fee for, or in connection with, such financial advisory and solicitation activities apart from the fees they are otherwise entitled to receive under their engagement. The Company has agreed to indemnify Salomon against certain liabilities and expenses. Salomon is an investment banking firm that provides a full range of financial services for institutional and individual clients. Salomon does not admit or deny that any of its directors, officers, or employees is a "participant" as defined in Schedule 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or that such Schedule 14A requires the disclosure of certain information concerning such persons. In the normal course of its business, Salomon regularly buys and sells the Company's Common Stock for its own account and for the accounts of its customers, which transactions may result from time to time in Salomon and its associates having a net "long" or net "short" position in the Company's Common Stock or option contracts with other derivatives in or relating to the Company's securities. As of June 25, 1997, Salomon had no positions in the Company's securities. Salomon will assist in the solicitation of proxies, which will be carried out by a team of individuals consisting of directors, officers and employees of Salomon numbering approximately 10 persons.